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                                                                EXHIBIT 10.21

July 16, 1997


Mr. Frederick D. Lawrence
13904 San Sebastian Way
Poway, CA  92064

Dear Mr. Lawrence:

California Microwave, Inc. (the "Company") is pleased to offer you employment as the Company's President, Chief Executive Officer and Chairman of the Board of Directors. Details of this offer, including compensation, benefits, relocation assistance and other perquisites are defined below. Because of the complexity of certain aspects of these employment provisions, a set of definitions defining terms capitalized in this letter is attached hereto as Exhibit A.

1. Your titles during your employment by the Company under this agreement shall be President and Chief Executive Officer and you will report directly to the Board of Directors of the Company. You have been elected to the position of Chairman of the Board of Directors, subject to your acceptance of this agreement and effective on the Effective Date.

2. The period of employment covered by this agreement will commence on the Effective Date and will terminate four years from the Effective Date.

3. You will be provided with the following compensation and benefits, commencing on the Effective Date:

        (a) Base salary at the annual rate of $450,000, with annual salary and bonus plan reviews following receipt of audited financial statements for each fiscal year during the term hereof that ends after the Effective Date.

        (b) A performance bonus under the Executive Incentive Plan ("EIP") for fiscal year 1998 which is currently pending approval by the Board targeted at $300,000 or 67% of your base salary, with multipliers up to
        2.7 times the targeted



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Mr. Frederick D. Lawrence
July 16, 1997
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        amount, based upon meeting or exceeding objectives approved by the Board of Directors. For fiscal year 1998, a minimum EIP bonus of $200,000 will be paid to you on or before January 31, 1998, irrespective of meeting objectives, to cover an anticipated bonus of the same amount which we understand you will forfeit by leaving ComStream; however, you agree that you will repay such amount to the Company within fourteen days of your termination if you voluntarily terminate your employment or are terminated for Cause prior to July 1, 1998. The EIP is attached hereto as Exhibit B.

        (c) Standard benefits available to all Company employees, as described in the Employee Benefits Summary attached hereto as Exhibit C, with the exception that your vacation will be accrued on the basis of four weeks per calendar year.

        (d) Participation in a non-qualified deferred compensation program, permitting deferral of up to 80% of base salary and/or bonus compensation.

        (e) An additional amount of cash compensation, in lieu of traditional executive perquisites, equal to 9% of your targeted cash compensation (base salary plus targeted bonus) and payable semi-monthly with your base salary.

4. The Company will provide you with the following loans to be represented by promissory notes in form and substance satisfactory to the Company:

        (a) A loan of $316,667 to repay a $475,000 loan made to you by ComStream, one third of which was forgiven by ComStream on May 1, 1997. The Company's loan will bear an interest rate equal to the Company's borrowing rate on the Effective Date. One-half of the principal amount and accrued interest will be forgiven on each of the first two anniversary dates of your employment with the Company, subject only to your being in the employment of the Company on each of such dates, and you will receive a bonus equal to the result of multiplying the amount forgiven by your estimated state and federal tax rates. In the event of a Termination Upon a Change in Control or any termination other than your voluntary termination or termination for Cause, the existing balance of the loan, including both principal and interest, will be forgiven and you will receive a bonus equal to the result of multiplying the


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Mr. Frederick D. Lawrence
July 16, 1997
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        amount forgiven by your estimated state and federal tax
        rates.

        (b) A loan of $150,000 to repay a loan made to you by ComStream under a second loan agreement with ComStream. This loan will also bear an interest rate equal to the Company's borrowing rate on the Effective Date, with principal and accrued interest due in a lump sum two years from the Effective Date or upon a termination for Cause. One-half of the accrued interest will be forgiven on each of the first two anniversary dates of your employment with the Company, subject only to your being in the employment of the Company on each of such dates, and you will receive a bonus equal to the result of multiplying the forgiven interest by your estimated state and federal tax rates.

5. You will be granted two stock options as of the Effective Date. One option for 200,000 shares will be issued under the Company's 1992 Stock Option Plan, attached hereto as Exhibit D. The other option for 300,000 shares will be granted as a special, non-qualified option, with the same exercise and vesting terms as those defined in the 1992 Stock Option Plan. Both options will vest over a period of four (4) years at the rate of 25% at the end of each year and will be exercisable for a period of ten years from the date of the grant. The exercise price of both options will be equal to the closing price of the Company's stock on the Effective Date.

6. If, during the period of employment covered by this agreement, there is a Termination Upon a Change in Control or if the Company terminates your employment other than for Cause, you will receive (a) any unpaid salary and other benefits that have accrued as of the date of termination and (b) in full satisfaction of all other amounts or benefits to which you may have been entitled hereunder an amount equal to three years of your initial base salary (i.e., $1,350,000) to be paid to you over the three years immediately following termination under normal payroll terms.

7. You will be provided with relocation assistance benefits consisting of the following:

        (a) Reimbursement for the difference between the sale price received for your home in San Diego and $720,000, which we understand was the purchase price for the home.



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Mr. Frederick D. Lawrence
July 16, 1997
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        (b) Reimbursement of expenses associated with both the sale of your San
        Diego home (up to 6% commission, plus incidentals), and the purchase of a new home (title insurance, closing costs, etc.), plus an amount equal to the result of multiplying such expenses by your estimated state and federal tax rates.

        (c) Payment for moving your household goods.

        (d) Payment for your reasonable temporary living costs, for a period of up to three months following the Effective Date.

        (e) House-hunting trip(s) for you and your spouse.

8. You will be indemnified by the Company with respect to any previously filed class-action shareholder lawsuits against the Company, its directors, and/or officers.

9. Your employment hereunder will terminate upon your death and may be terminated by the Company for Cause or in the event of your Disability. Upon any such termination, you shall be entitled to receive only any unpaid salary and other benefits that have accrued as of the date of termination.

10. You agree that during your employment and after the termination of your employment you will not disclose to any person or use, directly or indirectly, any trade secrets or confidential information obtained by reason of or in connection with your employment by the Company, except to the extent that such information is generally available to the public other than as a result of disclosure by you.

11. This agreement constitutes our entire agreement regarding your employment and may not be modified or amended except by a written agreement signed by you and the Company.

12. This agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than the State of California.

13. Should any legal action be necessary to enforce the provisions of this agreement, the prevailing party will be


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Mr. Frederick D. Lawrence
July 16, 1997
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entitled to recover costs and expenses, including reasonable attorney fees, incurred in connection with such action.

14. This agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

15. In order to avoid adverse tax consequences to the Company and you from the applications of Sections 280G and 4999 of the Internal Revenue Code of 1986 (the "IRC"), if there is an event described in Section 280G(b)(2)(A)(i) of the IRC (an "IRC, Defined Change in Control") and if Company's accountant or tax counsel notifies Employee that any payment or transfer by the Company to or for you under this agreement and any other agreement or arrangement between the Company and you (a "Payment") would constitute an excess parachute payment, as defined in Section 280G(b) of the IRC (an "Excess Parachute Payment"), then the aggregate present value, as determined under Section 280G(d)(4)) (the "Present Value"), of all Payments shall be reduced to the maximum whole dollar amount which may be paid to you without resulting in any Excess Parachute Payment; provided, however, that such reduction in the Present Value of the Payments otherwise due you may be accomplished, at the Employee's option, by altering the Payments in one or more of the following ways:

        (a)    Reduce the amount of any Payment otherwise due you;

        (b) Extend the period over which any Payment otherwise due you is made, and/or adjust the amount of each installment of such Payment; or

        (c) Delay and/or waive the vesting of any unvested Payment which would otherwise vest upon the IRC Defined Change in Control.

16. You represent and warrant (a) that performance of your duties on behalf of the Company pursuant to this agreement does not and will not violate, breach or constitute a default under any employment contract, employee policy, bond, confidentiality or nondisclosure agreement, noncompetition agreement, trade secret agreement or any other obligation (contractual or legal) to which you are a party or are subject, (b) that you have not agreed or committed to perform any duties or other obligations that would divert your attention from your duties to the Company under the agreement, and (c) you have not brought and will not bring with you to the Company for use in the performance of your


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Mr. Frederick D. Lawrence
July 16, 1997
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duties at the Company any materials or documents of a former employer that are not generally available to the public unless you have obtained express written authorization from the former employer for their possession and use.


Please indicate your acceptance of the terms of this agreement by signing this letter and returning it to me no later than Monday, July 21, 1997.


CALIFORNIA MICROWAVE, INC.



---------------------------
Alfred M. Gray
Chairman of the Board



Agreed and Accepted:



---------------------------         -------------------------------
Frederick D. Lawrence               Date






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                                   Exhibit A

                                  DEFINITIONS

For purposes of this Agreement, the following terms will have the meanings set forth below.

1. "Cause" shall mean (a) your willful misconduct or your dishonesty towards, fraud upon, crime against or deliberate or attempted injury or bad faith action with respect to the Company; (b) your conviction for a felony (whether in connection with the Company's affairs or otherwise); or (c) neglect of your duties, obligations and responsibilities on behalf of the Company (after having received reasonable notice of such neglect).

2.  A "Change in Control" will occur if (a) any person, as that term is used in
    Section 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934 (the "Exchange Act"), other than the Company, is or becomes the beneficial owner, as defined in Rule 13(d)(3) under the Exchange Act, directly or indirectly (including by holding securities which are exercisable for or convertible into shares of capital stock of the Company), of 30 percent or more of the combined voting power of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors (calculated as provided in Rule 13(d) under the Exchange Act in the case of rights to acquire capital stock), whether by means of a tender offer or exchange offer or open-market purchases or a combination thereof; (b) a Transaction is consummated; (c) Continuing Directors cease to constitute at least a majority of the Board; or (d) a majority of the Company's Outside Directors determine that a Change in Control has occurred.

3. "Continuing Directors" shall mean the directors of the Company in office on July 1, 1997 and any successor to any such director whose nomination or selection was approved by a majority of the Continuing Directors in office at the time of the director's nomination or selection and who is not an "affiliate" or "associate" (as defined in Regulation 12B under the Securities Exchange Act of 1934, as amended) of any person who is the beneficial owner, directly or indirectly, of securities representing ten percent (10%) or more of the combined voting power of the Company's outstanding securities then entitled ordinarily to vote for the election of directors.

4. "Disability" means that you have met the qualifications for the Company's long-term disability benefit.

5. "Effective Date" shall mean the date on which you sign this agreement and notify the Company that you have done so.
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6.  "Good Reason" includes any of the following:

     (a) the assignment to you of duties inconsistent with, or a substantial alteration in the nature or status of, of your responsibilities immediately before a Change in Control;

     (b) a reduction in your salary or other benefits as in effect on the date of a Change in Control;

     (c) a breach by the Company of this Agreement if the breach has not been cured within 30 days after written notice by you to the Company setting forth with specificity the nature of the breach.

7. "Outside Director" is a member of the Company's Board of Directors who is not, and who during the past six months was not, an employee or officer of the Company.

8. "Termination Upon a Change in Control" is (a) termination by you of your employment for Good Reason within one year after the occurrence of a Change in Control; or (b) termination by the Company of your employment within one year after the occurrence of a Change in Control other than a termination for Cause or a termination resulting from your death or Disability. The one-year period provided for herein shall be six months in the event a Change in Control arises out of a Transaction defined in Paragraph 9 hereof.

9. "Transaction" is (a) a consolidation or merger of the Company if the shareholders of the Company immediately before the merger or consolidation do not immediately after the merger or consolidation own equity securities of the surviving or acquiring corporation or a parent party possessing 50% or more of the voting power of the surviving or acquiring corporation or parent party; (b) a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of 50% or more of the assets of the Company; or (c) the sale or other disposition of business units, within any 12-month period that contributed for that 12-month period more than 45% of the Company's revenues; provided, however, that in determining whether the provision of subparagraph (b) or (c) are applicable, the assets and revenues of the Microwave Networks and Satellite Transmissions Systems divisions of the Company shall be excluded from both the numerator and denominator of the equation.